                                                                       EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement") is made as of February 27, 1998 (the "Effective Date"), by and between Cytel Corporation, a Delaware corporation (the "Company"), and G.D. Searle & Co., a Delaware corporation (the "Investor").

                                    Recitals

          Whereas, Epimmune Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Epimmune"), and the Investor have entered into that certain License and Collaboration Agreement dated February 27, 1998 (the "Collaboration Agreement") and, to the extent provided therein, have agreed to the transactions and matters described therein; and

          Whereas, the Investor desires to purchase from the Company, and the Company desires to sell to the Investor, shares of the Company's Preferred Stock on the terms and subject to the conditions set forth in this Agreement.

          Now, Therefore, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   Agreement

1.   Purchase And Sale Of Shares.

     1.1 Purchase and Sale of Shares. Subject to the terms and conditions hereof, at the Closing (as defined below), the Investor shall purchase from the Company, and the Company shall issue and sell to the Investor, 659,898 shares of Series B Preferred Stock of the Company, $0.01 par value (the "Shares") at a per share purchase price equal to US$5.91, for an aggregate purchase price of US$3,900,000, payable in cash.

2.   Closing Date; Delivery.

     2.1 Closing. Subject to the terms of Section 5, the closing of the sale and purchase of the Shares pursuant to Section 1.1 above (the "Closing") shall be held on the date hereof or at such other time upon which the Company and the Investor agree. The closing shall take place at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121.

     2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company shall deliver to the Investor a stock certificate, registered in the name of the Investor, representing the Shares purchased pursuant to Section 1.1 above and dated as of the Closing against payment of the purchase price therefor by wire transfer, unless other means of payment shall have been agreed upon by the Company and the Investor.
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3.   Representations And Warranties Of The Company.

     The Company hereby makes the following representations and warranties to the Investor, except as set forth in the Schedule of Exceptions attached hereto as Exhibit A:

     3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

     3.2 Authorization; Due Execution. The Company has the requisite corporate power and authority to enter into this Agreement, an Investor Rights Agreement substantially in the form attached hereto as Exhibit B (the "Investor Rights Agreement") and a Voting Agreement substantially in the form attached hereto as Exhibit C (the "Voting Agreement") (this Agreement, the Investor Rights Agreement and the Voting Agreement are collectively referred to as the "Agreements") and to perform its obligations under the terms of the Agreements and, at the Closing, will have the requisite corporate power to sell the Shares. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Agreements has been taken. Each of the Agreements has been duly authorized, executed and delivered by the Company, and, upon due execution and delivery by the Investor, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

     3.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01, and 10,000,000 shares of Preferred Stock, par value $.01, of which 500,000 shares have been designated Series A Junior Participating Preferred Stock and 659,898 shares have been designated Series B Preferred Stock. As of the close of business on February 26, 1998, there were 32,222,497 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Other than, as of the close of business on February 26, 1998, (a) options to purchase 4,646,754 shares of Common Stock issued, and 152,392 shares of Common Stock available for future option grants, to certain employees, officers, directors, consultants and advisors of the Company, (b) 47,666 shares of Common Stock to be issued under the Company's Employee Stock Purchase Plan, (c) warrants to purchase 200,000 shares of Common Stock issued to certain investors, (d) those shares of Common Stock to be issued under the Company's Rights Agreement and (e) the rights to purchase equity securities of the Company granted to Investor under this Agreement, there are no subscriptions, options, warrants, rights or agreements (contingent or otherwise), including without limitation, conversion rights, preemptive rights, rights of first refusal or other rights or agreements, providing for the issuance by the Company of Common Stock or other equity securities of the Company. The Shares to be acquired by the Investor pursuant to Section 1.1 above (on an as-converted basis), together with the shares of Common Stock of the Company issued to the Investor pursuant to that certain Stock Purchase Agreement, dated as of September 18, 1997 (the "Prior Agreement"), will constitute (i) approximately 8.31% of the outstanding shares of Common Stock

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of the Company on an as-converted, undiluted basis, and (ii) approximately 7.30%
of the outstanding Common Stock of the Company on an as-converted, fully diluted basis, assuming exercise of all outstanding rights, warrants and options to acquire Common Stock.

     3.4 Valid Issuance of Shares. The Shares when issued, sold and delivered in accordance with the terms hereof for the consideration set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable, free of all taxes, liens and charges, and, based in part upon the representations of the Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

     3.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Agreements, except for notices required or permitted to be filed with certain state and federal securities commissions after the Closing, which notices will be filed on a timely basis.

     3.6 SEC Filings. The Company has timely filed all reports, registration statements and other documents required to be filed by it (the "SEC Filings") under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The SEC Filings were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. None of such forms, reports and statements, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the SEC Filings has been revised, corrected or superseded by a later filing of any such form, report or document, none of the SEC Filings currently contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 1997, (i) there has been no material adverse change in the condition, financial or otherwise, of the Company and its subsidiaries considered as a whole, or in the business, operations, or prospects of the Company and its subsidiaries considered as a whole, whether or not arising in the ordinary course of business, and (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

     3.7 No Conflict. The execution, delivery and performance by the Company of the Agreements do not and will not violate any provision of the Company's Certificate of Incorporation or By-laws, any provision of any order, writ, judgment, injunction, decree, determination or award to which the Company is a party or by which it is bound, or to the Company's knowledge, any law, rule or regulation (including, without limitation, the rules and regulations of the Securities and

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

Exchange Commission (the "SEC") or any regulatory commission of any jurisdiction) currently in effect having applicability to the Company.

     3.8 Absence of Litigation. Except as disclosed in the SEC Filings, there is no action, suit, proceeding or investigation (including any such matter related to the Company's intellectual property) pending or currently threatened against the Company or its properties before any court or governmental agency, which would, singly or in the aggregate, have a material adverse effect on the Company's business, operations or assets, taken as a whole (nor, to the best of the Company's knowledge, is there any basis therefor). There is no action, suit, proceeding or investigation which the Company currently intends to initiate.

     3.9 Confidentiality. The Company hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without prior written consent of the Investor, the terms of this Agreement and any information identified in writing as confidential that is furnished to it by the Investor in connection with this Agreement. This obligation of confidentiality shall not apply, however, to any information (a) in the public domain through no unauthorized act or failure to act by the Company, (b) lawfully disclosed to the Company by a third party who possessed such information without any obligation of confidentiality, (c) lawfully developed by the Company independent of any disclosure by the Company as supported by the Investor's written records, or (d) required to be disclosed pursuant to applicable law, regulation or order or requirement of a court, administrative agency or other government body (including the securities laws of any applicable jurisdiction). The Company further covenants that it shall return to the Investor all tangible materials containing such information upon request by the Investor. The Company and the Investor acknowledge and agree that the Company will be required to disclose the issuance of the Shares contemplated by this Agreement pursuant to applicable securities laws and regulations.

4.   Representations and Warranties of the Investor.

     The Investor hereby makes the following representations and warranties to the Company as of the Effective Date and the Closing:

     4.1 Authorization; Due Execution. The Investor has the requisite corporate power and authority to enter into the Agreements and to perform its obligations under the terms of the Agreements and, at the Closing, will have the requisite corporate power to purchase the Shares. All corporate action on the part of the Investor, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Agreements has been taken. Each of the Agreements has been duly authorized, executed and delivered by the Investor, and, upon due execution and delivery by the Company, will be a valid and binding agreement of the Investor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

     4.2 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor confirms, that the Shares to be purchased by such Investor will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same (subject to the disposition of the Investor's property being at all times within its control). By executing this Agreement, the Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

     4.3 Disclosure of Information. The Investor has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares.

     4.4 Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Investor also represents it has not been organized solely for the purpose of acquiring the Shares.

     4.5 Accredited Investor. The Investor is an "accredited investor" as such term is defined in Rule 501 of the General Rules and Regulations prescribed by the SEC pursuant to the Securities Act.

     4.6 Restricted Securities. The Investor understands that (a) the Shares have not been, registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely and that the Investor must, therefore, bear the economic risk of such investment indefinitely, unless in each case a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (b) each certificate representing the Shares will be endorsed with the following legend:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

and (c) the Company will instruct any transfer agent not to register the transfer of the Shares (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

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

     4.7 Confidentiality. The Investor hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without prior written consent of the Company, the terms of this Agreement and any information identified in writing as confidential that is furnished to it by the Company in connection with this Agreement. This obligation of confidentiality shall not apply, however, to any information (a) in the public domain through no unauthorized act or failure to act by the Investor, (b) lawfully disclosed to such Investor by a third party who possessed such information without any obligation of confidentiality, (c) lawfully developed by such Investor independent of any disclosure by the Company as supported by the Investor's written records, or (d) required to be disclosed pursuant to applicable law, regulation or order or requirement of a court, administrative agency or other government body (including the securities laws of any applicable jurisdiction). The Investor further covenants that it shall return to the Company all tangible materials containing such information upon request by the Company. The Company and the Investor acknowledge and agree that the Investor will be required to disclose its investment in the Company and the terms of this Agreement pursuant to filing of a Form 13D with the SEC under the Exchange Act.

5.   Conditions of the Investor's Obligations.

     The obligations of the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived by the Investor (and which conditions shall be deemed to have been fulfilled or waived upon the occurrence of the Closing):

     5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of said date.

     5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions in this Agreement, if any, that are required to be performed or complied with by it on or before the Closing.

     5.3 Delivery of Shares. The Company shall have tendered delivery of the Shares specified in Section 1.1 at the Closing.

     5.4 Investor Rights Agreement. An Investor Rights Agreement substantially in the form attached hereto as Exhibit B shall have been executed and delivered by Epimmune and the Company.

     5.5 Voting Agreement. A Voting Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by Epimmune and the Company.

     5.6 Filing of Certificate of Designation. The Certificate of Designation of Series B Preferred Stock in the form attached hereto as Exhibit D shall have been filed with the Secretary of State of Delaware.

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     5.7  Legal Opinion.  An opinion of counsel to the Company in the form attached hereto as Exhibit E shall have been delivered to the Investor at the Closing.

     5.8 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

6.   Conditions of the Company's Obligations.

     The obligations of the Company under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by such Investor, any of which may be waived by the Company (and which conditions shall be deemed to have been fulfilled or waived upon the occurrence of the Closing):

     6.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 4 hereof shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of said dates.

     6.2 Performance. The Investor shall have performed and complied with all agreements, obligations and conditions in this Agreement, if any, that are required to be performed or complied with by it on or before the Closing.

     6.3 Payment of Purchase Price. The Investor shall have tendered delivery of the purchase price for the Shares specified in Section 2.1 at the Closing.

     6.4 Investor Rights Agreement. An Investor Rights Agreement substantially in the form attached hereto as Exhibit B shall have been executed and delivered by the Investor.

     6.5 Voting Agreement. A Voting Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the Investor.

     6.6 Filing of Certificate of Designation. The Certificate of Designation of Series B Preferred Stock in the form attached hereto as Exhibit D shall have been filed with the Secretary of State of Delaware.

     6.7 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

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

7.   Covenants.

     7.1 Delivery of Financial Statements. So long as the Investor (or any transferee pursuant to Section 10.5) holds the Shares, the Company shall deliver to the Investor (or any such transferee pursuant to Section 10.5) copies of its Forms 10-K and 10-Q as filed with the SEC, and other public announcements and releases made by the Company.

     7.2 Standstill Agreement. The Investor hereby covenants and agrees that, prior to December 31, 2000, it will not, nor will it permit any of its affiliates (including parents, subsidiaries or other related entities) to, purchase or otherwise acquire or offer or agree to acquire, directly or indirectly, beneficial ownership of any additional equity securities of the Company (or rights or options to purchase such securities) after the Closing in an amount that would cause the Investor to own, on a fully diluted basis, more than 19% of the outstanding shares of Common Stock of the Company, without the prior written consent of the Company; provided, however, that this clause shall not apply to any securities issued with respect to the Shares pursuant to a stock split, stock dividend, recapitalization or reclassification approved by a disinterested majority of the Company's Board of Directors.

     7.3 "Market Stand-Off" Agreement. The Investor hereby agrees that during the period specified by the Company and an underwriter of Common Stock or other securities of the Company following the effective date of a Registration Statement of the Company filed under the Securities Act (which period shall not exceed 120 days), to the extent requested by the Company and such underwriter, it shall not, nor will it permit any of its affiliates (including parents, subsidiaries or other related entities) to, directly or indirectly sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by any of them during such period; provided, however, that any such request will be made no more frequently than once every eight months.

     7.4 Reporting Person Status. For such period as the Investor or any transferee pursuant to Section 10.5 owns all or part of the Shares, the Company shall maintain its status as a reporting company under the Exchange Act and the registration of its Common Stock pursuant to Section 12 of such Act and shall timely file all forms, reports and documents required to be filed under the Exchange Act, so as to ensure satisfaction of the condition contained in Rule 144(c) under the Securities Act relating to availability of adequate current public information relating to the Company.

     7.5 Use of Proceeds. The Company agrees to use the purchase price of the Shares paid pursuant to Section 1 hereof for the purpose of purchasing Series B-1 Preferred Stock of Epimmune (the "Series B-1 Preferred") in order to fund Epimmune.

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

8.   Right of First Refusal.

     8.1 Amendment and Restatement of Section 9 of the Prior Agreement. The parties agree that this Section 8 shall supersede, amend and restate Section 9 of the Prior Agreement so that this Section 8 is the sole agreement with respect to the obligations and rights contained in this Section 8.

     8.2 Subsequent Offerings. The Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section
8.7 hereof. The Investor's pro rata share is equal to the ratio of (a) the number of shares of Common Stock purchased pursuant to Sections 2.1 and 2.2 of the Prior Agreement, plus the number of Shares purchased pursuant to Section 1, plus the number of shares of Common Stock (and the number of shares of Common Stock issued or issuable upon the conversion of any Equity Securities) previously purchased pursuant to this Section 8, held by the Investor or any transferee pursuant to Section 11.5, to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon the conversion of any Equity Securities or upon exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option, warrant or other right to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security, or
(iv) any such warrant or right.

     8.3 Exercise of Right of First Refusal. If the Company proposes to issue any Equity Securities, it shall give the Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. The Investor shall have forty five (45) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased; provided, however, if the Company reasonably requests in the Company's original notice that the Investor respond within thirty (30) days (due to timing considerations relating to the closing of the issuance of such Equity Securities), then the Investor shall be required to respond to such notice within thirty (30) days. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to the Investor if doing so would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale; provided, however, the Company agrees to use its reasonable best efforts to take whatever action may be necessary or appropriate to comply with applicable federal securities laws in connection with such offer or sale.

     8.4 Issuance of Equity Securities to Other Persons. If the Investor fails to exercise in full the right of first refusal, the Company shall have ninety
(90) days thereafter to sell the Equity Securities in respect of which the Investor's right was not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the

Company's notice to the Investor pursuant to Section 8.3 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 8.3, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investor in the manner provided above.

     8.5 Termination of Right of First Refusal. The right of first refusal established by this Section 8 shall terminate on the first to occur of (a) September 17, 2002, or (b) the first date on which the Investor sells, assigns or otherwise transfers any of the Shares, excluding, however, transfers pursuant to Section 11.5.

     8.6 No Transfer of Right of First Refusal. The right of first refusal established by this Section 8 may not be assigned or transferred, except as otherwise provided in Section 11.5.

     8.7 Excluded Securities. The right of first refusal established by Sections 8.2, 8.3 and 8.4 shall have no application to any of the following Equity Securities:

          (a) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors;

          (b) stock issued pursuant to any rights, agreements, options or warrants outstanding as of the date of this Agreement, and stock issued pursuant to any rights, agreements, options or warrants granted after the date of this Agreement provided that the right of first refusal established by this Section 8 did not apply to the initial sale or grant by the Company of such rights, agreements, options or warrants;

          (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination whereby the stockholders of the Company will own more than fifty percent (50%) of the voting power of the combined entity;

          (d) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

          (e) shares of Common Stock issued upon conversion of any Equity Securities;

          (f) any Equity Securities issued pursuant to any equipment leasing arrangement; and

          (g) shares of the Company's Common Stock or Preferred Stock issued in connection with strategic transactions involving the Company and any third party, including (i) joint ventures, manufacturing, marketing, corporate partnering or distribution arrangements, or (ii) technology transfer, research or development arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by the Company's Board of

Directors.

     Notwithstanding the foregoing, during the term of the right of first refusal under this Section 8, if at any time or from time to time after the date of this Agreement the Company issues, pursuant to one or more transactions described in Sections 8.7(a) through (g), shares of its Common Stock (whether a new issuance of Common Stock, or Common Stock issued upon the exercise of an Equity Security, option, warrant or conversion or exchange right or other similar right), and if upon such issuance the number of shares of Common Stock purchased pursuant to Sections 2.1 and 2.2 of the Prior Agreement, plus the number of Shares (on an as-converted basis) purchased pursuant to Section 1 hereof, plus the number of shares of Common Stock (and the number of shares of Common Stock issued or issuable upon the conversion of any Equity Securities) previously purchased pursuant to this Section 8 (collectively, the "Investor Share Number"), in each case then held by the Investor or any transferee pursuant to Section 11.5 as a percentage of the outstanding Common Stock of the Company, is less than 95% of the Trigger Percentage (as defined below) (the date of the consummation of each issuance of Common Stock causing such occurrence being referred to herein as a "Trigger Date") as of such Trigger Date, the Investor shall have the right, effective as of the next February 28 or August 31 immediately following such Trigger Date (such date being referred to herein as a "Semi-Annual Exercise Date"), except as otherwise set forth in the first immediately following paragraph, to purchase from the Company a number of shares of Common Stock (the "Percentage Purchase Right") such that the sum of (a) the Investor Share Number, plus (b) the number of shares to be purchased by the Investor pursuant to the Percentage Purchase Right on such Semi-Annual Exercise Date as a percentage of the outstanding Common Stock of the Company, shall equal the Trigger Percentage as of such Semi-Annual Exercise Date. The "Trigger Percentage" shall mean, as to any date, 8.38% subject to the following adjustments: in the case (i) the Company issues Common Stock after the date of this Agreement pursuant to the exercise of any option, warrant or conversion or exchange right outstanding as of the date of this Agreement (collectively, "Later Share Issuances"), or (ii) the Investor waives, or elects not to exercise, a right to purchase Common Stock or other Equity Securities under this
Section 8 (including Section 8.2 and this Section 8.7) (an "Unexercised Investor Right"), then the applicable Trigger Percentage, as of the date of determination, shall be adjusted to a percentage which equates to the quotient of (A) the Investor Share Number as of the date of determining such Trigger Percentage, divided by (B) the sum of 32,222,497, plus (x) the aggregate number of shares of Common Stock of the Company issued pursuant to Later Shares Issuances as of the date of determining such Trigger Percentage, plus (y) the aggregate number of shares of Common Stock of the Company issued in transactions involving an Unexercised Investor Right as of the date of determining such Trigger Percentage.

     The Investor shall have the right to waive its Percentage Purchase Right for any Semi-Annual Exercise Date by giving express written notice of such waiver to the Company not less than thirty (30) trading days prior to such Semi-Annual Exercise Date.

     The price per share of Common Stock of the Company to be purchased by the Investor pursuant to the Percentage Purchase Right shall be the fair market value per share of the Common Stock of the Company as of the applicable Semi-Annual Exercise Date, determined by averaging the per share closing prices on the Nasdaq Stock Market of the Common Stock of the Company for the ten (10) consecutive trading days immediately prior to such Semi-Annual Exercise Date (the "Market Valuation"). To the extent that the Company has outstanding or issues Equity Securities, options, warrants or purchase or subscription rights which convert into or can be exchanged for shares of Common Stock, the parties agree that a Trigger Date shall not have occurred with respect to such securities until such time as the Common Stock underlying such Equity Securities, options, warrants, rights or other securities is issued.

     If at any time or from time to time the Company issues additional shares of Common Stock which gives rise to the occurrence of a Trigger Date, it shall give the Investor written notice within ten (10) days after the next following Semi-Annual Exercise Date, which notice shall include the number of shares of Common Stock which are subject to the Percentage Purchase Right, the Market Valuation of such shares and sufficient information in order to reasonably substantiate the Market Valuation. Upon receipt of such notice, the Investor shall have forty-five (45) days to give written notice to the Company that it wishes to exercise its Percentage Purchase Right. The purchase and sale of shares of Common Stock pursuant to exercise of the Percentage Purchase Right shall occur within fifteen (15) days after such exercise pursuant to a stock purchase agreement containing terms and conditions substantially the same as those contained in this Agreement, with appropriate modifications to reflect the terms of such purchase and sale as contemplated by this Section 8.7 and appropriate updating of information. Notwithstanding the foregoing, the Company shall not be required to offer or sell such shares of Common Stock to the Investor if doing so would cause the Company to be in violation of applicable federal securities laws by virtue of such offer and sale, provided that the Company agrees to use reasonable best efforts to take whatever action may be necessary or appropriate to comply with such federal securities laws.

     Unless the Investor has timely and expressly waived its Percentage Purchase Right for any Semi-Annual Exercise Date as set forth above, by giving express written notice of such waiver to the Company not less than thirty (30) trading days prior to such Semi-Annual Exercise Date, the Investor hereby agrees that during the period of thirty (30) trading days prior to such Semi-Annual Exercise Date, it shall not, and will not permit any of its affiliates (including parents, subsidiaries or other related entities) to, directly or indirectly sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by any of them during such period.

9.   Conversion Covenants.

     9.1 Optional Conversion. The parties agree that, at the option of Searle, all of the Shares may be, in whole or in part, (i) exchanged with the Company at any time for 659,898 fully paid and nonassessable shares of Series B-1 Preferred (which shall concurrently be converted into Common Stock of Epimmune pursuant to the provisions of Epimmune's Restated Certificate of Incorporation) (the "Exchange Option"), (ii) converted at any time commencing three years after the Effective Date into shares of the Company's Common Stock in accordance with the Certificate of Designation of Series B Preferred Stock (the "Conversion Option"), or (iii) applied to the milestone payments due under the Collaboration Agreement for (a) the start of any Phase III clinical trial for a Product (as defined in the Collaboration Agreement), other than the first Phase III clinical trial for such Product, (b) upon submission of a new drug application or (c) Product launch (the "Milestone Option"); provided that in no event shall less than 50% of any such milestone payment be made in cash.

     9.2 Automatic Conversion. All of the Shares shall be exchanged pursuant to the Exchange Option, converted pursuant to the Conversion Option or applied to milestone payments pursuant to the Milestone Option upon the earlier to occur of (i) the first closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by Epimmune of Common Stock to the public in which the Company receives gross proceeds of at least $15 million, or (ii) the first product approval arising under the Collaboration Agreement (the date of such event shall be referred to as the "Conversion Date"). The Company will provide (or will cause Epimmune to provide) to the Investor at least 30 days' prior written notice of the anticipated date of the applicable event described in (i) or (ii) of the preceding sentence (the "Conversion Notice"). As promptly as practicable (and in any event within 20 days) after the date of the Conversion Notice, the Investor shall provide written notice to the Company of its election of the Exchange Option, the Conversion Option or the Milestone Option. In the event that the Investor does not provide such written notice by the end of such 20-day period, the Investor will be deemed to have elected the Exchange Option for all of the Shares. The Company will cooperate in good faith in providing the Investor with such information as the Investor may reasonably require in determining which such option to elect.

     9.3  Mechanics of Conversion.

          (a) Exchange Option. In the event that the Investor elects the Exchange Option, it shall surrender the certificate or certificates representing the Shares, duly endorsed, at the office of the Company or of any transfer agent for the Company's Preferred Stock, and shall give written notice to the Company at such office that it elects to exchange the same pursuant to the Exchange Option. The Company shall, as soon as practicable thereafter, (i) deliver to Epimmune the certificate or certificates representing the Series B-1 Preferred held by the Company, (ii) request the conversion of the Series B-1 Preferred to Common Stock of Epimmune in accordance with the Restated Certificate of Incorporation of Epimmune and the transfer of such shares to the Investor, and
(iii) upon receipt of the certificate or certificates representing the converted shares, registered in such names as specified by the Investor, present such certificate or certificates to the Investor. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares to be exchanged, and the person or persons entitled to receive the shares of Common Stock of Epimmune issuable upon such exchange shall be treated for all purposes as the record holder of such shares of Common Stock on such date (except that under the circumstances described in Section 9.2, such exchange shall be deemed to have been made immediately prior to the event described in (i) or (ii) of Section 9.2).

          (b) Conversion Option. In the event that the Investor elects the Conversion Option, it shall surrender the certificate or certificates representing the Shares, duly endorsed, at the office of the Company or of any transfer agent for the Company's Preferred Stock, and shall give written notice to the Company at such office that it elects to convert the same pursuant to the Conversion Option. The Company shall, as soon as practicable thereafter, issue and deliver to the Investor a certificate or certificates, registered in such names as specified by the Investor, for the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any amounts payable for any declared and unpaid dividends on the converted Shares. No fractional shares of Common Stock shall be issued upon conversion of the Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date (except that under the circumstances described Section 9.2, such conversion shall be deemed to have been made immediately prior to the event described in (i) or (ii) of Section 9.2).

          (c) Milestone Option. In the event that the Investor elects the Milestone Option, it shall surrender the certificate or certificates representing the Shares, duly endorsed, at the office of the Company or of any transfer agent for the Company's Preferred Stock, and shall give written notice to the Company at such office of the milestone payments to which it elects to apply the same pursuant to the Milestone Option. The Company shall, as soon as practicable thereafter, surrender to Epimmune for cancellation the certificate or certificates representing a number of shares of Series B-1 Preferred held by the Company equal to the number of Shares applied toward milestone payments pursuant to the Milestone Option. Such payment shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Shares to be applied toward milestone payments pursuant to the Milestone Option (except that under the circumstances described in Section 9.2, such payment shall be deemed to have been made immediately prior to the event described in (i) or (ii) of Section 9.2). All Shares shall be deemed cancelled as of such date.

          (d) Combination of Conversion Features. The Investor may elect a combination of conversion mechanisms pursuant to Section 9.1 and 9.2 and shall include information regarding the number of Shares with respect to which it elects the Exchange Option, the Conversion Option and/or the Milestone Option in any notice provided to the Company under this Section 9. In such event, the procedures set forth in Sections 9.3(a), (b) and (c) shall be applied to the appropriate number of Shares, as applicable.

10.  Indemnification.

     10.1 Indemnification of the Investor. The Company agrees to indemnify and hold harmless the Investor and its permitted successors and assigns from and against any and all (i) liabilities, losses, costs or damages ("Loss") and (ii) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by the Investor or its permitted successors and assigns arising from (A) any breach or failure to perform by the Company of any of its covenants or agreements contained in this Agreement; or (B) any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement.

     10.2  Notice of Claims by the Investor.  If any person indemnified under
Section 10.1 hereof believes it has suffered or incurred any Loss or incurred any Expense as to which it is entitled to indemnification under Section 10.1 hereof, such person shall so notify the Company promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, or any agreement or instrument contemplated hereby, or any certificate delivered pursuant hereto or thereto in respect of which such Loss or Expense shall have occurred; and if any action at law or suit in equity is instituted by or against a third party with respect to which any such indemnified person intends to claim any Loss or Expense under Section 10.1, such indemnified person shall promptly notify the indemnifying party of such action or suit; provided that failure to give such notice shall not abrogate or diminish the Company's obligations under Section
10.1 if the Company has or receives timely actual knowledge of the existence of any such claim by any other means or except to the extent such failure prejudices the Company.

     10.3 Indemnification of the Company. The Investor agrees to indemnify and hold harmless the Company and its permitted successors and assigns from and against any and all Loss and Expense incurred by the Company and its permitted successors and assigns arising from (i) any breach or failure to perform by the Investor of any of its covenants or agreements contained in this Agreement; or
(ii) any breach of any warranty or the inaccuracy of any representation of the Investor contained in this Agreement.

     10.4  Notice of Claims by the Company.  If any person indemnified under
Section 10.3 believes that it has suffered or incurred any Loss or incurred any Expense as to which it is entitled to indemnification under Section 10.3, such person shall so notify the Investor or person responsible for such indemnification promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, or any agreement or instrument contemplated hereby, or any certificate delivered pursuant hereto or thereto in respect of which such Loss or Expense shall have occurred; and if any action at law or suit in equity is instituted by or against a third party with respect to which any such indemnified party intends to claim any Loss or Expense under
Section 10.3, such indemnified party shall promptly notify the indemnifying party of such action or suit; provided that failure to give such notice shall not abrogate or diminish the Investor's obligations under Section 10.3 if the Investor has or receives timely actual knowledge of the existence of any such claim by any other means or except to the extent such failure prejudices the Investor.

     10.5 Third Party Claims. The indemnifying party shall have the right to participate in, and, to the extent the it so desires, jointly with any other indemnitor similarly noticed, to assume the defense of any third party claim, demand, action or other proceeding with counsel selected by the indemnifying party; provided, however, that the indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of the indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between the indemnified party and any other party represented by such counsel in such proceedings. So long as the indemnifying party has received notice of any third party claim, demand, action or proceeding for which any indemnified party intends to claim any Loss or Expense, and within a reasonable period thereafter the indemnifying party has assumed the defense thereof, the indemnity obligations under this Section 10 shall not apply to amounts paid in settlement of such third party claim, demand, action or proceeding if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnifying party may not settle or otherwise consent to an adverse judgment in any such third party claim, demand, action or proceeding action that diminishes the rights or interests of the indemnified party without the prior express written consent of the indemnified party. The indemnified party, its employees and agents, shall cooperate reasonably with the indemnifying party and its legal representatives in the investigation of any third party claim, demand, action or proceeding covered by this Section 10.

11.  Miscellaneous.

     11.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     11.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, as applied to contracts executed and performed entirely within the State of California, without regard to conflicts of laws rules.

     11.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     11.5 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either party without the written consent of the other party; provided, however, that either the Company or the Investor may, without such consent, assign this Agreement and its rights and obligations hereunder (a) in connection with the transfer or sale of all or substantially all of its business, if such assets include substantially all of the assets relating to its performance of its respective obligations hereunder or (b) in the event of its merger or consolidation with another company at any time during the term of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any other permitted assignee shall also assume all obligations of its assignor under this Agreement.

     11.6 Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

The Company:        Cytel Corporation
                    3525 John Hopkins Court
                    San Diego, California 92121
                    Attention: President
                    Tel: (619) 552-3000
                    Fax: (619) 552-8801

with a copy to:     Cooley Godward llp
                    4365 Executive Drive, Suite 1100
                    San Diego, California 92121
                    Attention: Frederick T. Muto, Esq.
                    Tel: (619) 550-6000
                    Fax: (619) 453-3555

The Investor:       G.D. Searle & Co.
                    P.O. Box 5110
                    Chicago, Illinois 60680-5110
                    Attention: Vice President, Business Development
                    Tel: (847) 982-7000
                    Fax: (847) 470-1480

with a copy to:     G.D. Searle & Co.
                    P.O. Box 5110
                    Chicago, Illinois 60680-5110
                    Attention: General Counsel
                    Tel: (847) 982-7000
                    Fax: (847) 967-2045

     11.7 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

     11.8 Expenses. Irrespective of whether the Closing is effected, each party shall bear its own costs with respect to the negotiation, execution, delivery and performance of this Agreement.

     11.9 Amendments and Waivers. Except as specified in this Section 11.9, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

     11.10 Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     11.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof.

     11.12 Further Assurances. Each party hereto agrees to do such further actions and things, and to execute and deliver such additional agreements and instruments, as either party may reasonably request of the other to effectuate the transactions contemplated by this Agreement.

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

                              Cytel Corporation



                              By      /s/ Virgil D. Thompson
                                 ------------------------------------------

                              Title   President and Chief Executive Officer
                                    ---------------------------------------



                              G.D. Searle & Co.



                              By      /s/ Richard U. DeSchutter
                                 ------------------------------------------

                              Title   Chairman and Chief Executive Officer
                                    ---------------------------------------